UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☑ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Performance Funds Trust

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SEC 1913 (02-02)	Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

Performance Funds Trust
3435 Stelzer Road
Columbus, OH 43219-3035
We recently sent you proxy materials regarding the Special Meeting of Shareholders of the Performance Advisor Growth Portfolio, Performance Advisor Moderate Portfolio and the Performance Advisor Conservative Portfolio (the “Portfolios”) scheduled to be held on May 27, 2009.  Our records indicate that we have not received your vote. We urge you to vote as soon as possible so we can obtain a sufficient number of votes to hold the meeting. By voting now you will help the Portfolios save on the cost of additional mailings and calls to shareholders.
Please Vote Today!
You may think your vote is not important, but your participation is critical to hold the meeting, so please vote immediately. We urge you to vote your proxy now. You and all other Portfolio shareholders will benefit from your cooperation.
After careful review, the Board members of your Portfolio have approved the Plan of Liquidation and recommend a vote “FOR” the proposal as detailed in your proxy statement. A copy of the proxy statement is available by calling the toll free number shown below.
1-888-605-1956
Your vote is urgently needed!
Please vote now to be sure your vote is received in time for the Portfolios
May 27, 2009
Special Meetings of Shareholders.
Voting takes only a few minutes. Thank you for your participation in this important matter.
The Portfolios have made it very easy for you to vote. Choose one of the following methods:
•	Speak to a live proxy specialist by calling the number above. We can answer your questions and record your vote. (Open: M-F 8am – 10pm, Sat 11am – 5pm ET)

•	Log on to the website noted on your proxy card and enter your control number printed on the card, and vote by following the on-screen prompts.

•	Call the phone number on the proxy card and enter the control number printed on the card and follow the touchtone prompts.

•	Mail in your signed proxy card in the envelope provided.

D.F. King & Co., Inc.
Telephone Script
Performance Funds Trust
Introduction
Hello, Mr./Ms. (Shareholder). My name is                     , calling from D.F. King & Co., on behalf of Performance Funds Trust. I’m calling to follow-up on “Portfolio Name” recent distribution of proxy materials.
Mr. /Ms                     , this conversation is being recorded for quality control purposes.
Have you received the materials for the upcoming Special Meeting of Shareholders scheduled for May 27, 2009?
IF NO - Then help the shareholder obtain the material he/she requires. If a NOBO, give him/her the 800# and have them call back when they receive the material. If registered, we will send the materials directly. In either case, make sure the address is correct, make any necessary corrections, and code the disposition as “14” or “15”.
IF YES - The Fund’s Board is asking you to consider a proposal 1) to approve a proposed plan of liquidation of the Portfolios, as set forth in the proxy statement dated April 15, 2009. The board of trustees recommends that you vote in favor of these proposals. For your convenience, I can record your vote over the telephone right now. Will that be okay?
IF YES - Do you have any questions before we proceed?
Take time to answer all questions carefully. Do not give advice. Remind the shareholder that the fund’s Board has recommended that he/she vote in favor of the proposals. Questions should only be addressed by referring to the proxy statement and reading the appropriate sections.
Good, Let’s proceed. Your vote will be recorded. I will ask you for your full name and address of record and ask you to confirm that you have received the Fund’s proxy materials and have authority to vote the shares. You will be mailed a letter confirming your vote which will provide instructions should you later decide to change your vote.
IF NO - Do you have any questions that I may answer?
Take time to answer all questions carefully. Do not give advice. Remind the shareholder that the fund’s Board has recommended that he/she vote in favor of the proposal. Most questions can be addressed by referring to the proxy statement and reading the appropriate sections.
Your vote is important. Please vote by signing, dating and promptly mailing your proxy card in the envelope provided. If you prefer, you can also vote by internet or touch-tone telephone. Simply follow the easy instructions sent with your proxy materials.

Begin the Vote
My name is                     , calling from D.F. King & Co. on behalf of Performance Funds Trust Today’s date is                      and the time is                              .
May I please have your full name as your account is registered? (If shareholder is an entity: May I please have the name of your entity, and your name and title) Please confirm that you are authorized to direct the voting of these “Porfolio Name"shares?
May I please have your address of record?
.
Have you received the Fund’s Proxy materials for its May 27th shareholder meeting?
If the shareholder answers “no” offer to take their name and address and mail the proxy statement.
Actual Voting
The board of trustees are asking you to consider a proposal, to approve a proposed plan of liquidation of the Portfolios, , as listed in your proxy, and it recommends a vote FOR the proposal. Would you like to vote all of your shares as recommended by the Board in favor of the proposal?
If you are required to read the proposals individually, end each proposal by saying, “The Board recommends that you vote in favor. How would you like to vote?” The valid responses are
F = For proposal.
A = Against proposal.
B = Abstain.
Closing
I have recorded your vote(s). You have voted For/Against/Abstain Proposal #1. Is that correct? Great. D.F. King will submit your voting instructions to Schwab Capital Trust as your voting agent. In the next 72 hours, we will mail you a letter confirming your vote. If you wish to change your vote for any reason, please call us at the phone number listed in the letter or follow the instructions in your proxy statement. Thank you for your time, and good bye.